W. H. REAVES & CO., INC.

                                 CODE OF ETHICS


All employees of our firm must, at all times:

1. Place the interests of our clients first. The employees of W. H. Reaves & Co., Inc. ("WHR") must scrupulously avoid serving their own personal interests ahead of the interests of our clients. Employees may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client, reflecting our firm's and each employee's fiduciary responsibility to our clients.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with WHR or their clients could call into question the exercise of an Employee's independent judgment. Employees may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all "personal" or "related" account securities transactions in full compliance with this code and our Employee Trading Rules. This includes, but is not limited to:

                  a) Disclosing all investment holdings at the time of
                     employment;
                  b) Obtaining pre-approval on trades when necessary
                  c) Having copies of all confirms and statements sent to WHR's compliance department. All security transactions are subject to post-trade review.
                  d) Disclosing any positions held on any board of
                     directors/trustees.

4. All investment personnel must adhere to all applicable laws and regulations.

5. All employees must report any violations of this code, WHR's Compliance Procedures, or applicable law or regulation to the firm's Chief Compliance Officer ("CCO") or his designee.

6. All research personnel are subject to the additional standards as stated in the attached excerpt from the AIMR (CFA INSTITUTE) Directory.


All employees will be required to sign an acknowledgement of receipt of this Code of Ethics at the time they are hired and at least annually as well as when amended versions are given to an employee.


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AIMR (CFA INSTITUTE) EXCERPT:


a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.
b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.
c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.
d. Maintain appropriate records to support the reasonableness of such recommendations or actions.